UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐

Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

COMMITTEE FOR AEROJET ROCKETDYNE SHAREHOLDERS AND VALUE MAXIMIZATION

comprised of the following individuals

speaking individually and not as or on behalf of the company:

GAIL BAKER

MARION C. BLAKEY

MAJ. GEN. CHARLES F. BOLDEN, USMC (RET.)

GENERAL KEVIN P. CHILTON, USAF (RET.)

THOMAS A. CORCORAN

EILEEN P. DRAKE

DEBORAH LEE JAMES

GENERAL LANCE W. LORD, USAF (RET.)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

CEO Eileen Drake and Committee for Aerojet Rocketdyne Shareholders and Value Maximization Extremely Pleased with Delaware Court’s Opinion

-Court’s decision clears way for special meeting of shareholders on June 30, 2022

EL SEGUNDO, Calif., June 16, 2022. Eileen Drake (the CEO of Aerojet Rocketdyne (NYSE: AJRD) (“Aerojet Rocketdyne” or the “Company”)) and Gen. Kevin Chilton (Ret.), Thomas Corcoran and Gen. Lance Lord (Ret.) (three of its independent directors) issued the following statement:

“We are extremely pleased by the opinion issued today by the Delaware Court of Chancery. There is now a clear path for Aerojet Rocketdyne shareholders to decide the future of the Company at the special meeting on June 30th.

“We also are gratified that the Court rejected Mr. Lichtenstein’s request to stifle shareholder voices by invalidating consents and proxies previously issued in connection with the election. And we are pleased—and not at all surprised—that the Court denied Mr. Lichtenstein’s baseless request to hold the members of the Drake slate in contempt of the Court’s temporary restraining order.

“The Court’s decision ultimately provides for the same relief we had offered Mr. Lichtenstein months ago in an effort to avoid the waste and distraction of unnecessary litigation. It is unfortunate that Mr. Lichtenstein rejected our common-sense offer, and instead forced the parties and Aerojet Rocketdyne to spend millions of dollars on wasteful and costly litigation – and enormous distraction to the Company— that resulted in the same outcome.

“We look forward to Aerojet Rocketdyne shareholders casting their ballots at the June 30 special meeting.”

Important Information

This communication is being made in the participants’ individual capacity, and not by or on behalf of the Company. No Company resources were used in connection with these materials. On June 1, 2022, Eileen P. Drake, General Kevin Chilton, USAF (Ret.), General Lance Lord, USAF (Ret.) and Thomas Corcoran (the “Incumbent Directors”) filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for a special meeting of stockholders of the Company to be held on June 30, 2022.

Contact:

D.F. King & Co., Inc.

Edward T. McCarthy / Tom Germinario

AJRD@dfking.com

Committee’s Website:

https://maximizeajrdvalue.com/

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